Exhibit 99.B(14)(a)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Voya Mutual Funds

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firms” in the Statement of Additional Information for Voya CBRE Global Infrastructure Fund, a series of Voya Mutual Funds.

/s/ KPMG LLP

Boston, Massachusetts

February 10, 2017